Exhibit 10.2
Form of
SHARED SERVICES AGREEMENT
dated as of                     , 2006
between
TIM HORTONS INC.
and
WENDY’S INTERNATIONAL, INC.

i

SCHEDULES

SCHEDULE I:	Wendy’s Services
SCHEDULE II:	Tim Hortons Services
SCHEDULE III:	Wendy’s Insurance Policies
 ii

SHARED SERVICES AGREEMENT
     This Shared Services Agreement is entered into as of                     , 2006 (the “Effective Date”) by and between Tim Hortons Inc., a Delaware Ohio corporation (“Tim Hortons”), and Wendy’s International, Inc., an Ohio corporation (“Wendy’s”). Tim Hortons and Wendy’s are sometimes referred to herein separately as a “Party” and together as the “Parties.”
RECITALS
     A. Wendy’s owns 100% of the issued and outstanding common stock of Tim Hortons.
     B. Contemporaneously with the execution and delivery of this Agreement the Parties are entering into a Master Separation Agreement (the “Master Separation Agreement”) and the other Separation Agreements (defined in the Master Separation Agreement).
     C. Promptly after the execution and delivery of this Agreement Tim Hortons will consummate an initial public offering (the “Offering”) of its common stock pursuant to a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended.
     D. Immediately following consummation of the Offering, Wendy’s will own common stock of Tim Hortons evidencing at least 80.1% of the voting power of the common stock regarding all stockholder matters.
     E. Wendy’s directly or indirectly has provided certain services to Tim Hortons and its subsidiaries, and Tim Hortons directly or indirectly has provided certain services to Wendy’s and its subsidiaries.
     F. Following consummation of the Offering, each Party desires to continue to receive the services provided by the other Party, as more fully set forth in this Agreement.
     G. Each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which it will provide and/or receive such services.
AGREEMENT
     In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions.
     (a) Any capitalized term used in this Agreement but not defined in this Agreement shall have the definition given such term in the Master Separation Agreement.

     (b) As used in this Agreement, the following terms shall have the following meanings:
     “Agreement” means this Shared Services Agreement, together with the Schedules attached hereto.
     “Annual Budget” is defined in Section 7.01.
     “Benefit Services” means services relating to administration of employee plans and benefit arrangements.
     “Billing Party” is defined in Section 3.02.
     “Customary Billing” is defined in Section 3.04.
     “Effective Date” is defined in the preamble to this Agreement.
     “Employee Welfare Plans” is defined in Section 4.02.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Fixed-Price Billing” is defined in Section 3.02.
     “Fixed-Rate Billing” is defined in Section 3.03.
     “Force Majeure” means an event beyond the control of the Party claiming Force Majeure that by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.
     “Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.
     “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) from Insurance Policies.
     “Insurance Transition Period” is defined in Section 6.01.
     “Insured Tim Hortons Liability” means any Tim Hortons Liability to the extent it is covered under the terms of Wendy’s Insurance Policies in effect prior to the end of the Insurance Transition Period.
     “Master Separation Agreement” is defined in the recitals of this Agreement.
     “Offering” is defined in the recitals of this Agreement.
     “Pass-Through Billing” is defined in Section 3.05.

     “Payment Date” is defined in Section 3.08(b).
     “Receiving Party” is defined in Section 3.02.
     “Registration Statement” is defined in the recitals of this Agreement.
     “Service Costs” means the Wendy’s Service Costs and/or the Tim Hortons Service Costs, as the context may require.
     “Services” means the Tim Hortons Services and/or the Wendy’s Services, as the context may require.
     “Tax Sharing Agreement” means the Tax Sharing Agreement between the Parties dated as of the Effective Date.
     “Tim Hortons” is defined in the preamble to this Agreement.
     “Tim Hortons Covered Parties” is defined in Section 6.01.
     “Tim Hortons Plans” is defined in Section 3.07(b).
     “Tim Hortons Service Costs” means the costs to be paid to Tim Hortons by Wendy’s for Tim Hortons Services provided hereunder.
     “Tim Hortons Services” means the various services to be provided by Tim Hortons or its agents under this Agreement, as more fully described in Schedule II attached hereto.
     “Variable-Rate Billing” is defined in Section 3.06.
     “Wendy’s” is defined in the preamble to this Agreement.
     “Wendy’s Insurance Policies” is defined in Section 6.01.
     “Wendy’s Plans” is defined in Section 3.07(a).
     “Wendy’s Service Costs” means the costs to be paid to Wendy’s by Tim Hortons for Wendy’s Services provided hereunder.
     “Wendy’s Services” means the various services to be provided by Wendy’s or its agents under this Agreement, as more fully described in Schedules I and III attached hereto.
     Section 1.02 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, local or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, will be deemed also to refer to such agreement as amended, restated or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement. The captions, titles and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the Parties (and, solely for purposes of Article IV, Wendy’s Indemnified Persons and Tim Hortons Indemnified Persons) and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or shareholder of Wendy’s or Tim Hortons) other than the Parties.
ARTICLE II
PURCHASE AND SALE OF SERVICES
     Section 2.01 Wendy’s Services.
     (a) Subject to the terms and conditions of this Agreement, Wendy’s agrees to provide (or cause to be provided) to the Tim Hortons Group the Wendy’s Services. Unless otherwise specifically set forth in Schedule I or III or agreed in writing by the Parties, the Wendy’s Services provided shall be substantially similar in scope, quality and nature to those customarily provided to the Tim Hortons Group prior to the Effective Date. Likewise, unless otherwise specifically set forth in Schedule I or III or agreed in writing by the Parties, it is the intention of the Parties that the use by the Tim Hortons Group of the Wendy’s Services shall not be substantially greater than the level of use prior to the Effective Date.
     (b) To the extent requested by Tim Hortons, any Wendy’s Services to be provided hereunder shall be provided directly to any member of the Tim Hortons Group. Wendy’s may satisfy its obligation to provide any of the Wendy’s Services hereunder by causing one or more members of the Wendy’s Group to provide such service; provided; however, that the foregoing shall not relieve Wendy’s of its obligations to provide Wendy’s Services hereunder, nor shall it relieve Tim Hortons of its obligation to pay Wendy’s for such services hereunder.
     (c) In addition to the Wendy’s Services described in Schedules I and III, if requested by Tim Hortons, and to the extent the Parties mutually agree, Wendy’s shall provide (or cause to be provided) additional services (including services not provided by Wendy’s to the Tim Hortons Group prior to the Effective Date) to the Tim Hortons Group. The scope of any such services, as well as the costs and other terms and conditions applicable to such services, shall be as mutually agreed by the Parties, and the Parties shall amend Schedule I and/or Schedule III appropriately in connection therewith.

     Section 2.02 Tim Hortons Services.
     (a) Subject to the terms and conditions of this Agreement, Tim Hortons agrees to provide (or cause to be provided) to the Wendy’s Group the Tim Hortons Services. Unless otherwise specifically set forth in Schedule II or agreed in writing by the Parties, the Tim Hortons Services provided shall be substantially similar in scope, quality and nature to those customarily provided to the Wendy’s Group prior to the Effective Date. Likewise, unless otherwise specifically set forth in Schedule II or agreed in writing by the Parties, it is the intention of the Parties that the use by the Wendy’s Group of the Tim Hortons Services shall not be substantially greater than the level of use prior to the Effective Date.
     (b) To the extent requested by Wendy’s, any Tim Hortons Services to be provided hereunder shall be provided directly to members of the Wendy’s Group. Tim Hortons may satisfy its obligation to provide any of the Tim Hortons Services hereunder by causing one or more members of the Tim Hortons Group to provide such service; provided, however, that the foregoing shall not relieve Tim Hortons of its obligation to provide Tim Hortons Services hereunder, nor shall it relieve Wendy’s of its obligations to pay Tim Hortons for such services hereunder.
     (c) In addition to the Tim Hortons Services described on Schedule II on the Effective Date, if requested by Wendy’s, and to the extent the Parties mutually agree, Tim Hortons shall provide (or cause to be provided) additional services (including services not provided by Tim Hortons to the Wendy’s Group prior to the Effective Date) to the Wendy’s Group. The scope of any such services, as well as the costs and other terms and conditions applicable to such services, shall be as mutually agreed by the Parties, and the Parties shall amend Schedule II appropriately in connection therewith.
ARTICLE III
SERVICE COSTS; OTHER CHARGES
     Section 3.01 Service Costs Generally. The Schedules hereto indicate the methods by which costs to be charged for specific Services are to be determined. Unless otherwise indicated on the Schedules, the Customary Billing method will apply. Tim Hortons shall pay to Wendy’s the Wendy’s Service Costs in accordance with Section 3.08. Wendy’s shall pay to Tim Hortons the Tim Hortons Service Costs in accordance with Section 3.08.
     Section 3.02 Fixed-Price Billing. The “Fixed-Price Billing” method means the Party providing (directly or indirectly) the relevant Service (the “Billing Party”) shall charge the Party receiving (directly or indirectly) such Service (the “Receiving Party”) the amounts set forth on the relevant Schedule for such Service, at the times set forth on such Schedule.
     Section 3.03 Fixed-Rate Billing. The “Fixed-Rate Billing” method means the Billing Party shall charge the Receiving Party a fixed amount determined according to the rate set forth on the relevant Schedule for such Service, at the times set forth on such Schedule. Such rate shall be increased or decreased, as applicable, effective January 1 of each calendar year under this Agreement by the percentage increase or decrease in the Consumer Price Index (as reported by Bank of Canada as the “percentage change over 1 year ago (unadjusted)” of “Total CPI”, or if such report is no longer available, as reported by such other source that is reasonably acceptable to both Parties) from the previous December.
     Section 3.04 Customary Billing. The “Customary Billing” method means the costs customarily charged and/or allocated by the Billing Party to the Receiving Party for the applicable Service immediately prior to the Effective Date (it being understood that from and after the Effective Date such costs may be increased by the Billing Party in a manner consistent with the manner in which such costs were increased from time to time prior to the Effective Date, and consistent with the semi-annual reconciliation described in Section 7.01).
     Section 3.05 Pass-Through Billing. The “Pass-Through Billing” method means the aggregate amount of third-party, out-of-pocket costs and expenses incurred by a Billing Party on behalf of a Receiving Party and (to the extent the performance of such Service by such third party is not substantially similar to Services provided by such third party or a substantially similar third party to such Receiving Party prior to the Effective Date) approved by such Receiving Party, which approval shall not be unreasonably withheld, for the applicable Service. Said costs shall include the costs incurred in connection with obtaining the consent of any party to an agreement to which such Billing Party is a party where such consent is related to and reasonably required for the provision of such Service. It is intended that Services provided by third parties will be billed directly to the Receiving Party by the third party. If a Billing Party incurs any such costs or expenses on behalf of any Receiving Party bundled together with costs incurred by the Billing Party or its subsidiaries, the Billing Party shall allocate any such costs or expenses in good faith as set forth on any applicable Schedule hereto or, if not set forth on a Schedule, then as the Billing Party shall determine in the exercise of the Billing Party’s reasonable judgment. The Billing Party shall make such allocations reasonably and in good faith, and the Billing Party or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. The Billing Party shall make copies of such books and records available to the Receiving Party upon request and with reasonable notice.
     Section 3.06 Variable-Rate Billing. The “Variable-Rate Billing” method means the Billing Party shall charge the Receiving Party a variable amount determined according to the rate set forth on the relevant Schedule for such Service, at the times set forth on such Schedule.
     Section 3.07 Benefit Billing.
     (a) Prior to the Effective Date, certain employees of Tim Hortons participated in certain benefit plans sponsored by Wendy’s (“Wendy’s Plans”).
     (i) On and after the Effective Date, such employees shall continue to be eligible to participate in the Wendy’s Plans, subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. On and after the Effective Date, subject to regulatory requirements and the provisions of Section 4.01, Wendy’s shall continue to provide Benefit Services to and in respect of such employees with reference to Wendy’s Plans as administered by Wendy’s prior to the Offering Date.
     (ii) The costs payable by Tim Hortons for Wendy’s Services related to the Wendy’s Plans, which are included in Schedule I, shall be determined and billed as set forth in Schedule I. The Parties acknowledge and agree that some of the costs associated with certain Wendy’s Plans will be paid principally through Tim Hortons employee payroll deductions for such plans as specified in Schedule I. The Parties intend that the Wendy’s Service Costs relating to the performance of Benefit Services shall not exceed reasonable compensation for such services as defined under applicable law.
     (iii) Each Party may request changes in the applicable terms and provisions of any of Wendy’s Services relating to the Wendy’s Plans, approval of which shall not be unreasonably withheld by the other Party; provided, however, that changes in the terms and provisions of any of the Wendy’s Plans shall be in the sole discretion of Wendy’s, and Wendy’s may (in its sole discretion) terminate or otherwise modify, in any manner, any Wendy’s Plan at any time and from time to time. The Parties agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with Wendy’s Plans.
     (b) Prior to the Effective Date, certain employees of Wendy’s participated in certain benefit plans sponsored by Tim Hortons (“Tim Hortons Plans”).
     (i) On and after the Effective Date, such employees shall continue to be eligible to participate in the Tim Hortons Plans, subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. On and after the Effective Date, subject to regulatory requirements and the provisions of Section 4.01, Tim Hortons shall continue to provide Benefit Services to and in respect of such employees with reference to Tim Hortons Plans as administered by Tim Hortons prior to the Offering Date.
     (ii) The costs payable by Wendy’s for Tim Hortons Services related to the Tim Hortons Plans, which are included in Schedule II, shall be determined and billed as set forth in Schedule II. The Parties acknowledge and agree that some of the costs associated with certain Tim Hortons Plans will be paid principally through Wendy’s employee payroll deductions for such plans as specified in Schedule II. The Parties intend that the Tim Hortons Service Costs relating to the performance of Benefit Services shall not exceed reasonable compensation for such services as defined under applicable law.
     (iii) Each Party may request changes in the applicable terms and provisions of any of Tim Hortons Services relating to the Tim Hortons Plans, approval of which shall not be unreasonably withheld by the other Party; provided, however, that changes in the terms and provisions of any of the Tim Hortons Plans shall be in the sole discretion of Tim Hortons, and Tim Hortons may (in its sole discretion) terminate or otherwise modify, in any manner, any Tim Hortons Plan at any time and from time to time. The Parties agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with Tim Hortons Plans.
     Section 3.08 Invoicing and Settlement of Costs.
     (a) Each Billing Party shall invoice or notify the applicable Receiving Party on a quarterly basis (not later than the 25th day after the end of each quarter), in a manner substantially similar to and consistent with the billing practices used in connection with services provided by or on behalf of such Billing Party prior to the Effective Date (except as otherwise agreed), of the Service Costs payable to the Billing Party and attributable to the prior quarter. In connection with the invoicing described in this Section 3.08(a), the Billing Party shall provide to the Receiving Party the same billing data and level of detail as customarily or similar to that provided prior to the Effective Date and such other related data as may be reasonably requested by the Receiving Party.
     (b) Each Receiving Party shall pay to the applicable Billing Party, on or before the 30th day after the date on which an invoice or notice of Service Costs is delivered to such Receiving Party in accordance herewith (or the next Business Day, if such 30th day is not a Business Day) (each, a "Payment Date”), by wire transfer of immediately available funds payable to the order of the Billing Party, all amounts properly invoiced or noticed by such Billing Party pursuant to Section 3.08(a). If any Receiving Party fails to pay any monthly payment within 30 days of the relevant Payment Date, such Receiving Party shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the prime, or best, rate announced by The Huntington National Bank, compounded monthly from the relevant Payment Date through the date all such due amounts are paid. Offsetting is not permitted.
ARTICLE IV
STANDARD OF PERFORMANCE AND INDEMNIFICATION
     Section 4.01 General Standard of Service. Subject to the limitations on liability set forth in Section 4.03, each Party will use commercially reasonable efforts to deliver the applicable Services to the other Party at the same levels as such Services are or have customarily been provided to such other Party in the past and in accordance with applicable laws. In addition, Wendy’s shall use commercially reasonable efforts to ensure that the nature and quality of Benefit Services provided to the persons described in Section 3.07(a) under Wendy’s Plans, either by Wendy’s directly or through administrators under contract, shall be substantially the same as, or consistent with, the same services provided to or on behalf of Wendy’s employees under Wendy’s Plans. Tim Hortons shall use commercially reasonable efforts to ensure that the nature and quality of Benefit Services provided to the persons described in Section 3.07(b) under Tim Hortons Plans, either by Tim Hortons directly or through administrators under contract, shall be substantially the same as, or consistent with, the same services provided to or on behalf of Tim Hortons employees under Tim Hortons Plans.
     Section 4.02 Delegation. Subject to Section 4.01 above, each Party hereby delegates to the other Party final, binding and exclusive authority, responsibility and discretion to interpret and construe the provisions of employee welfare benefit plans in which the persons described in Section 3.07(a) or (b), as applicable, have elected to participate and that are administered by such other Party under this Agreement (collectively, “Employee Welfare Plans”). Such other Party may further delegate such authority to other Persons to:
     (i) provide administrative and other services;

     (ii) reach factually supported conclusions consistent with the terms of the respective Employee Welfare Plans;
     (iii) make such other decisions and take such other actions as are permitted to be delegated under the terms of the respective Employee Benefit Plans;
     (iv) make a full and fair review of each claim denial and decision related to the provision of benefits provided or arranged for under the Employee Welfare Plans pursuant to ERISA and any other applicable requirements, if a claimant timely requests in writing a review for reconsideration of such decisions (the party adjudicating the claim shall notify the claimant in writing of its decision on review and such notice shall satisfy ERISA and any other applicable requirements relating thereto); and
     (v) notify the claimant in writing of its decision on review.
     Section 4.03 Limitation of Liability.
     (a) Each Party acknowledges and agrees that (i) the other Party is not in the business of providing services such as the Services to third parties, (ii) the other Party has agreed to provide the Services as an accommodation to such Party and (iii) the other Party makes no representations or warranties whatsoever, whether express or implied by statute or otherwise, regarding the Services or any other matters relating to or arising out of this Agreement.
     (b) Neither Party shall have any Liability to the other Party or any other Person under this Agreement for or in connection with any Services rendered or to be rendered hereunder by such Party, or for such Party’s (or any of its representatives’) actions or inactions hereunder, except for Losses resulting from such Party’s (or its representatives’) gross negligence or willful misconduct; provided, however, that the foregoing shall not limit the remedies of a Party against a provider of any Service other than the other Party’s Indemnified Persons..
     (c) Neither Party shall have any liability to the other Party or any other Person for failure to perform its obligations under this Agreement, where (i) such failure to perform is not caused by the gross negligence or willful misconduct of such Party or its representative and (ii) such failure to perform similarly affects such Party’s Group members receiving the same or similar services and does not have a disproportionately adverse effect on the other Party and its Group, taken as a whole.
     (d) Each Party shall in all circumstances use commercially reasonable efforts to mitigate and otherwise minimize Losses to itself and its Group, individually and collectively, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Party to comply fully with such other Party’s obligations under this Agreement.
     (e) Notwithstanding anything in this Agreement to the contrary, in no event shall any Party be liable to the other Party or any other Person under this Agreement for, and each Party (on behalf of itself, its Affiliates and other Indemnified Persons) hereby releases the other Party from all claims for, special, indirect, consequential, incidental or punitive damages (including lost profits or savings), even if advised of their possible existence, except that a Party may recover from the other Party special, indirect, consequential, incidental or punitive damages owed to a third party in settlement or satisfaction of claims for which such Party has a right to recover from such other Party under this Agreement.
     (f) Each Party agrees that this Section 4.03 is commercially conspicuous.
     Section 4.04 Indemnification Related to Wendy’s Services.
     (a) Subject to Section 4.03, Tim Hortons shall indemnify and hold harmless each Wendy’s Indemnified Person from and against any and all Losses incurred by such Wendy’s Indemnified Person relating to, arising out of or in connection with Wendy’s Services rendered or to be rendered by any Wendy’s Indemnified Person pursuant to this Agreement or any Wendy’s Indemnified Person’s actions or inactions in connection with any such Wendy’s Services, except to the extent resulting from such Wendy’s Indemnified Person’s gross negligence or willful misconduct.
     (b) Subject to Section 4.03, Wendy’s shall indemnify and hold harmless each Tim Hortons Indemnified Person from and against any and all Losses incurred by such Tim Hortons Indemnified Person to the extent relating to, arising out of or in connection with the gross negligence or willful misconduct of any Wendy’s Indemnified Person in connection with the Wendy’s Services rendered or to be rendered pursuant to this Agreement.
     (c) To the extent any other Person has agreed to indemnify any Wendy’s Indemnified Person or to hold a Wendy’s Indemnified Person harmless and such Person provides services to any member of the Wendy’s Group relating directly or indirectly to any employee plan or benefit arrangement for which Wendy’s Services are provided under this Agreement, Wendy’s will exercise reasonable efforts (i) to make such agreement applicable to each Tim Hortons Indemnified Person so that such Tim Hortons Indemnified Person is held harmless or indemnified to the same extent as any Wendy’s Indemnified Person and (ii) to make available to each Tim Hortons Indemnified Person the benefits of such agreement.
     Section 4.05 Indemnification Related to Tim Hortons Services.
     (a) Subject to Section 4.03, Wendy’s shall indemnify and hold harmless each Tim Hortons Indemnified Person from and against any and all Losses incurred by such Tim Hortons Indemnified Person relating to, arising out of or in connection with Tim Hortons Services rendered or to be rendered by any Tim Hortons Indemnified Person pursuant to this Agreement or any Tim Hortons Indemnified Person’s actions or inactions in connection with any such Tim Hortons Services, except to the extent resulting from such Tim Hortons Indemnified Person’s gross negligence or willful misconduct.
     (b) Subject to Section 4.03, Tim Hortons shall indemnify and hold harmless each Wendy’s Indemnified Person from and against any and all Losses incurred by such Wendy’s Indemnified Person to the extent relating to, arising out of or in connection with the gross negligence or willful misconduct of any Tim Hortons Indemnified Person in connection with the Tim Hortons Services rendered or to be rendered pursuant to this Agreement.

     Section 4.06 Claim Procedure. The claim procedures set forth in Section 8.3 of the Master Separation Agreement shall apply to indemnification claims under this Agreement.
ARTICLE V
TERM AND TERMINATION
     Section 5.01 Term. Except as otherwise provided in this Article V, or in Section 8.04 or as otherwise agreed in writing by the Parties, (a) all provisions of this Agreement (other than (i) those relating directly to the provision of information technology Services, the termination of which shall be governed by Section 5.02(e) and (ii) those relating directly to the provision of insurance Services, the termination of which shall be governed by Section 5.02(f)) shall automatically terminate on the earlier of the Spin-Off Date or December 31, 2008 and (b) a Party’s obligation to provide or to procure, and the other Party’s obligation to pay for, a Service shall cease as of the applicable date set forth in the applicable Schedules or such earlier date determined in accordance with Section 5.02. Notwithstanding anything to the contrary in this Agreement or any other Separation Agreement, termination of this Agreement, or of any provision thereof or obligation thereunder, shall not affect or limit the Parties’ respective obligations under the Tax Sharing Agreement.
     Section 5.02 Termination.
     (a) The Parties may by mutual agreement from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part, in accordance with this Section 5.02(a). The Parties shall meet at least quarterly to consider in good faith whether any Service (or its pricing) should be modified or terminated, taking into account the impact of such Service’s modification or termination on both Parties. To the extent that, in any such meeting, the Parties in good faith agree that any Service (or its pricing) should be modified or terminated, the Parties shall work together in good faith to determine a reasonable and appropriate schedule therefor.
     (b) Wendy’s may terminate any individual Tim Hortons Service at any time if Tim Hortons shall have failed to perform any of its material obligations under this Agreement relating to such Tim Hortons Service, Wendy’s shall have notified Tim Hortons in writing of such failure and such failure shall have continued unremedied for a period of at least 30 days after receipt by Tim Hortons of written notice of such failure from Wendy’s.
     (c) Tim Hortons may terminate any Wendy’s Service at any time if Wendy’s shall have failed to perform any of its material obligations under this Agreement relating to such Wendy’s Service, Tim Hortons shall have notified Wendy’s in writing of such failure, and such failure shall have continued unremedied for a period of at least 30 days after receipt by Wendy’s of written notice of such failure from Tim Hortons.
     (d) Either Party may terminate any individual Service (other than information technology or insurance Services) that it or its representative is performing, upon at least 30 days written notice, if the continued performance of such Service becomes commercially impracticable for such Party.

     (e) Information technology Services shall continue to be provided by Wendy’s after the Spin-Off Date at the same service levels provided prior to the Spin-Off Date, provided that Wendy’s is able to obtain the necessary licenses from software and other providers (which both Parties shall use commercially reasonable efforts to obtain), subject to twelve months written notice by either Party, after which the provision of such Services shall cease unless mutually agreed by both Parties. Any information technology Services requested by Tim Hortons after the Spin-Off Date other than those provided by Wendy’s prior to the Spin-Off Date shall be charged by Wendy’s and paid by Tim Hortons at market rates as reasonably determined by Wendy’s. Additional license or other fees, if any, that are charged by software or other providers necessary for Wendy’s to provide information technology Services after the Spin-Off Date will be paid by Tim Hortons Both Parties acknowledge and agree that Wendy’s is not in the business of providing information technology services to third parties, but has agreed to provide such services solely to assist Tim Hortons establish itself as an independent operating company.
     (f) Subject to Article VI, Wendy’s will provide insurance Services until at least December 31, 2006.
     Section 5.03 Effect of Termination.
     (a) Other than as required by law, upon termination of any Service pursuant to Section 5.02, or upon termination of this Agreement in accordance with its terms, the Party whose Service is terminated (the “Terminated Party”) shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and the Party terminating such Service (the “Terminating Party”) shall have no obligation to pay any Service Costs relating to such terminated Services or to make any other payments hereunder; provided, however, that, notwithstanding such termination: (i) the Terminating Party shall remain liable to the Terminated Party for Service Costs owed and payable in respect of Services provided prior to the effective date of such termination; (ii) the Terminated Party shall continue to charge the Terminating Party for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service, and the Terminating Party shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles IV, V, and VIII and Section 6.06 shall survive any such termination. All program and administrative costs attributable to the persons described in Section 3.07(a), under Wendy’s Plans that relate to any period after the effective date of any such termination shall be for the account of and paid by Tim Hortons.
     (b) Following termination of this Agreement with respect to any Service provided or procured by a Party, the Parties agree to cooperate with each other in providing for an orderly transition of such Service to the other Party or to a successor service provider as designated by the other Party. Without limiting the foregoing, Wendy’s agrees to (i) provide to Tim Hortons, within 30 days of the termination of any Service relating to employee benefits, in a usable format designated by Wendy’s, copies of all records relating directly or indirectly to benefit determinations with respect to any and all the persons described in Section 3.07(a), including compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, and any data or records required to be maintained by law and

(ii) cooperate with Tim Hortons in developing a transition schedule with respect to such terminated Service.
ARTICLE VI
INSURANCE MATTERS
     Section 6.01 Tim Hortons Insurance Coverage During Transition Period.
     (a) Throughout the period beginning on the Effective Date and ending upon the earlier of (i) termination of the Service provided pursuant to this Article VI or (ii) termination or expiration of this Agreement in accordance with its terms (the “Insurance Transition Period”), Wendy’s shall, subject to insurance market conditions and other factors beyond its control, maintain Insurance Policies (the “Wendy’s Insurance Policies”) covering and for the benefit of the Tim Hortons Group and their respective directors, officers and employees (collectively, the “Tim Hortons Covered Parties”) comparable to those maintained generally by Wendy’s covering the Tim Hortons Covered Parties prior to the Effective Date; provided, however, that if Wendy’s determines that (i) the amount or scope of such insurance coverage will be reduced to a level materially inferior to the level of insurance coverage in existence immediately prior to the Insurance Transition Period or (ii) the retention or deductible level applicable to such insurance coverage, if any, will be increased to a level materially greater than the levels in existence immediately prior to the Insurance Transition Period, in each case other than solely as a result of the Offering, Wendy’s shall give Tim Hortons notice of such determination as promptly as practicable. Upon notice of such determination, Tim Hortons shall be entitled to 60 days to evaluate Tim Hortons’ options regarding continuance of insurance coverage under said Insurance Policies and Tim Hortons may cancel the Tim Hortons Group’s interest in all or any portion of such insurance coverage as of any day within such 60 day period.
     (b) Tim Hortons shall promptly pay to Wendy’s the amounts set forth in Schedule III (subject to the adjustments described therein) for premium expenses, deductibles or retention amounts, and any other costs and expenses that Wendy’s may incur in connection with the insurance coverages maintained pursuant to this Section 6.01. Similarly, Wendy’s shall promptly reimburse Tim Hortons for any applicable credits received by Wendy’s. The Parties agree that Tim Hortons may, at the discretion of Tim Hortons, obtain additional insurance coverages for the Tim Hortons U.S. business, from any insurance carrier approved by Wendy’s (which approval shall not be unreasonably withheld), to supplement or replace coverages provided under this Section 6.01. In addition, Tim Hortons may purchase insurance coverage as an alternative to that described in subsection A of Schedule III, from any insurance carrier approved by Wendy’s (which approval shall not be unreasonably withheld), and, in such case, subject to Section 5.03(a), Tim Hortons may terminate the insurance Services provided hereunder by Wendy’s in whole or in part after giving reasonable notice thereof to Wendy’s.
     Section 6.02 Cooperation; Payment of Insurance Proceeds to Tim Hortons; Agreement Not to Release Carriers. Each Party shall share such information, including claims data, as is reasonably necessary to permit the other Party to manage and conduct its insurance matters in an orderly fashion. Wendy’s, at the request of Tim Hortons, shall cooperate with and use commercially reasonable efforts to assist Tim Hortons in recovering Insurance Proceeds under the Wendy’s Insurance Policies for claims relating to the Tim Hortons Business or the Tim

Hortons Covered Parties, whether such claims arise under any agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before the Effective Date, on the Effective Date or during the Insurance Transition Period, and Wendy’s shall promptly pay any such recovered Insurance Proceeds to Tim Hortons (to the extent that the right to such proceeds has not already been satisfied, whether by direct payment by the insurer or administrator, intercompany entry or otherwise). Wendy’s and Tim Hortons shall not, and each will cause their respective Group members not to, take any action that would intentionally jeopardize or otherwise interfere with the other Party’s ability to collect any proceeds payable pursuant to any Insurance Policy. Except as otherwise contemplated by this Agreement or any other agreement between the Parties, after the Effective Date, neither Party shall (nor permit any of its respective Group members to), without the consent of the other Party, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of such other Party (or its Group members) thereunder. However, nothing in this Section 6.02 shall (a) preclude any Group member from presenting any claim or from exhausting any policy limit, (b) require any Group member to pay any premium or other amount or to incur any Liability, or (c) require any Group member to renew, extend or continue any policy in force.
     Section 6.03 Tim Hortons Insurance Coverage After the Insurance Transition Period. From and after expiration of the Insurance Transition Period, Tim Hortons shall be responsible for obtaining and maintaining insurance programs for the Tim Hortons Group’s risk of loss and such insurance arrangements shall be separate and apart from the insurance programs of Wendy’s.
     Section 6.04 Deductibles and Self-Insured Obligations. Each of Wendy’s and Tim Hortons shall be responsible on or after January 1, 2006 for payment of self-insured retentions, deductibles and other amounts not covered by insurance policies pertaining to the Wendy’s Business and the Tim Hortons Business, respectively. For all claims incurred on or after January 1, 2006 (but not for any claims incurred prior to such date), Tim Hortons shall reimburse Wendy’s for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, deductibles and other amounts not covered by Insurance Policies in connection with Tim Hortons Liabilities and Insured Tim Hortons Liabilities to the extent Wendy’s is required to pay any such amounts.
     Section 6.05 Procedures with Respect to Insured Tim Hortons Liabilities.
     (a) Tim Hortons shall reimburse Wendy’s for all Losses incurred to pursue insurance recoveries from Insurance Policies for Insured Tim Hortons Liabilities.
     (b) The defense of claims, suits or actions giving rise to potential or actual Insured Tim Hortons Liabilities shall be managed (in conjunction with Wendy’s and its insurers, as appropriate) (i) by Wendy’s where incurred under workers’ compensation, general liability, auto liability, property or umbrella liability policies that pertain to the Tim Hortons Business in the United States; or otherwise (ii) by Tim Hortons.

     (c) Wendy’s shall be responsible for self-insured retentions, deductibles and other amounts not covered by insurance policies for claims incurred, relating to workers’ compensation, general liability, auto liability, property and umbrella liability claims (whether reported or not) that pertain to the Tim Hortons Business in the United States, prior to January 1, 2006. Tim Hortons shall be responsible for self-insured retentions, deductibles and other amounts not covered by insurance policies for all other claims incurred, that pertain to the Tim Hortons Business, prior to January 1, 2006.
     Section 6.06 Insufficient Limits of Liability for Wendy’s Liabilities and Tim Hortons Liabilities. If there are liabilities in excess of coverage limits available under Wendy’s Insurance Policies so that Wendy’s Insurance Policies will not cover the Liabilities of Wendy’s and/or Tim Hortons that would otherwise be covered by such Insurance Policies, then to the extent other insurance is not available to Wendy’s and/or Tim Hortons for such Liabilities, the Parties will work together in good faith to determine a reasonable and equitable allocation of the proceeds of the Wendy’s Insurance Policies between such Parties. This Section 6.06 shall terminate 10 years following the end of the Insurance Transition Period.
     Section 6.07 Cooperation. Wendy’s and Tim Hortons shall cooperate with each other in all respects, and shall execute any additional documents that are reasonably necessary, to effectuate the provisions of this Article VI.
     Section 6.08 No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Wendy’s Group or the Tim Hortons Group in respect of any Insurance Policy or any other contract or policy of insurance.
     Section 6.09 No Liability. Tim Hortons does hereby, for itself and as agent for each other member of the Tim Hortons Group, agree that no Wendy’s Indemnified Person shall have any Liability whatsoever as a result of the insurance policies and practices of the Wendy’s Group as in effect at any time prior to the end of the Insurance Transition Period, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided, that the waiver in the foregoing clause regarding adequacy or timeliness shall not apply to Wendy’s if Tim Hortons has requested in writing that Wendy’s give a notice or otherwise make a claim to an insurance carrier and Wendy’s fails to give such notice or make such claim in a reasonably timely manner, with reference to the standard of performance set forth in Section 4.01.
     Section 6.10 Additional or Alternate Insurance. Notwithstanding any other provision of this Agreement, during the Insurance Transition Period, Wendy’s and Tim Hortons shall cooperate to evaluate insurance options and secure additional or alternate insurance for Tim Hortons and/or Wendy’s if desired by and cost effective for Tim Hortons and Wendy’s. Nothing in this Agreement shall be deemed to restrict any member of the Tim Hortons Group from acquiring at its own expense any other Insurance Policy in respect of any Liabilities or covering any period.

     Section 6.11 Forbearance and Prior Insurance Coverage.
     (a) From and after the date of this Agreement, Wendy’s shall not, and shall cause its Group not to, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the Effective Date that covers all or any part of the assets, liabilities, business, directors, officers or employees of any member of the Tim Hortons Group with respect to events occurring prior to the Effective Date (“Applicable Insurance”).
     (b) Wendy’s agrees that, from and after the Effective Date, all Applicable Insurance directly or indirectly applicable to any assets, liabilities, business, directors, officers or employees of any member of the Tim Hortons Group shall be for the benefit of such Group member, it being understood that such Applicable Insurance shall also be for the benefit of the Wendy’s Group to the extent directly or indirectly applicable to any assets, liabilities, business, directors, officers or employees of the Wendy’s Group. Without limiting the generality of the foregoing, upon Tim Hortons’ reasonable request, Wendy’s shall use reasonable efforts to modify, amend or assign all Applicable Insurance policies and arrangements (to the extent relating to the Tim Hortons Business) so that the applicable members of the Tim Hortons Group are the direct beneficiaries of such Applicable Insurance with all rights to enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance; provided, however, that if the modifications, amendments or assignments contemplated by this Section 6.11(b) are not permissible, Wendy’s shall, and shall cause each of its Group members to, use reasonable efforts to enter into such other arrangements as Tim Hortons may reasonably request to ensure that the Tim Hortons Group is entitled to the benefit (to the fullest extent set forth in the relevant policies and arrangements) of any Applicable Insurance.
     Section 6.12 Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any related agreement between or involving the Parties violates any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in this Agreement or any such related agreement.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.01 Annual Budget. Prior to October 17, 2006 and October 17 of each calendar year thereafter so long as this Agreement is in effect, the Parties agree to work together and to cooperate with each other in good faith to develop an annual budget (“Annual Budget”) to reflect the estimated annual Service Costs to each Party for each of the Services to be provided and/or procured by the other Party as contemplated by this Agreement. In the budgeting process, the Parties agree to use their reasonable efforts to harmonize the interests of the Parties to have quality services provided at affordable costs and to recover the costs of performing and/or procuring the Services. On or before December 31 of each calendar year, an Annual Budget for the next calendar year shall be submitted to the respective Controller or Chief Financial Officer of each of the Parties for review and approval. Such approval shall constitute approval of the Annual Budget by the Party represented by such person. During the months of July and January of each year so long as this Agreement is in effect, the Parties shall conduct a semi-annual reconciliation of actual Service Costs to budgeted Service Costs to determine if there are any significant discrepancies between such costs and, if so, whether the payments for Services should be adjusted accordingly.
     Section 7.02 Assignment. Except as expressly permitted under this Agreement, neither Party will assign, transfer or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion. Any attempted transfer in violation of the previous sentence shall be invalid and ineffective ab initio.
     Section 7.03 Turnover. At or before the termination of this Agreement or of any Service provided hereunder, to expedite and facilitate the turnover, and provide for a smooth transition, of the applicable function(s), the applicable Billing Party will provide any cooperation or information reasonably requested by the applicable Receiving Party in connection with such Receiving Party’s assumption of such function(s).
ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Entire Agreement. This Agreement and the other Separation Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Parties. To the extent any portion of this Agreement conflicts with the Master Separation Agreement or the Tax Sharing Agreement, the Master Separation Agreement or the Tax Sharing Agreement, as the case may be, shall control.
     Section 8.02 No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties or, except to the extent provided in Section 4.02, constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.
     Section 8.03 Subcontractors. Either Party may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided, however, that, subject to Section 4.03, such Party shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to the other Party and, provided further, that, in each case, the use of a subcontractor to perform such Party’s obligations would not substantially increase the costs to the other Party.

     Section 8.04 Force Majeure.
     (a) Without limiting the generality of Section 4.03, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided, however, that such Party shall have exercised all commercially reasonable efforts to minimize the effect of Force Majeure on its obligations hereunder.
     (b) Promptly on becoming aware of Force Majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the Party affected shall give written notice to the other Party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such Force Majeure on the obligations of the Party whose performance is prevented or delayed. If such notice shall have been duly given, any actual delay resulting from such Force Majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly; provided, however, that if Force Majeure results in the performance of a Party being delayed by more than 60 days, the other Party shall have the right to terminate this Agreement for any Service affected by such delay forthwith by written notice.
     Section 8.05 Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, provincial, county and local laws, ordinances, regulations and codes, including but not limited to securities laws and regulations.
     Section 8.06 Notices. Any invoice, notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail (with postage prepaid), to the following addresses:

(a)	If to Tim Hortons, to:

Corporate Secretary Tim Hortons Inc. c/o Corporate Secretary Wendy’s International, Inc. 4288 West Dublin-Granville Road P.O. Box 256 Dublin, OH 43017-0256 Fax: (614) 764-3243

With a copy to (which shall not constitute notice):

General Counsel Tim Hortons Inc. 874 Sinclair Road Oakville, Ontario L6K 2Y1 Canada Fax: (905) 845-1458

(b)	If to Wendy’s, to:

Corporate Secretary Wendy’s International, Inc. 4288 West Dublin-Granville Road P.O. Box 256 Dublin, OH 43017-0256 Fax: (614) 764-3243

With a copy to (which shall not constitute notice):

General Counsel Wendy’s International, Inc. 4288 West Dublin-Granville Road P.O. Box 256 Dublin, OH 43017-0256 Fax: (614) 764-3243
or to such other addresses or telecopy numbers as may be specified by like notice to the other Party.
     Section 8.07 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Ohio, excluding its conflict of laws rules.

     Section 8.08 Severability. If any term or other provision of this Agreement or the Schedules or exhibits hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.
     Section 8.09 Amendment. This Agreement may only be amended by a written agreement executed by both Parties hereto.
     Section 8.10 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
     Section 8.11 Authority. Each of the Parties represents to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
     Section 8.12 Confidentiality.
     (a) Each Party acknowledges that in performance of the Services it may be processing Personal Information. Each Party shall protect all Personal Information processed by it with physical, organizational and technological safeguards that are appropriate to the nature, quantity and sensitivity of such information, applying security standards and procedures equivalent to those used to protect its own and its other customers’ confidential information and in conformity with any specific security directives provided to it by the other Party and accepted by it. If such Party is not able to comply with any proposed security directive provided to it by the other Party, it will so advise the other Party forthwith in writing and the other Party then shall be entitled either to terminate this Agreement upon written notice to such Party, effective immediately, or to vary such directive in a manner acceptable to such Party. Each Party shall limit access to all Personal Information relating to the other Party’s business to those of its employees who have a need for such access in order to perform their work and shall restrict entry of authorized persons to those areas of its premises in which Services are performed or in which any Personal Information is held or located. Each Party shall limit any use or disclosure to third parties of any Personal Information provided to it by the other Party to the Designated Purposes, except as may be required by law.

     (b) Each Party shall refer to the other Party all requests for access to any Personal Information relating to the other Party in its possession or control.
     Section 8.13 Audits. Without in any way limiting any other right that either Party may have under this Agreement, each Party and/or its authorized representatives shall have the right from time to time, and upon reasonable prior notice, to enter upon any premises of the other Party during normal business hours to audit and inspect:
     (a) the Services provided by the other Party, including the other Party’s adherence to the provisions of this Agreement; and
     (b) the other Party’s security standards and procedures and the level of adherence to and actual implementation of those standards and procedures as required under this Agreement..
     Section 8.14 Compliance With Laws. Each Party shall comply with all applicable legal requirements (including all relevant federal, state and provincial legislation and regulatory requirements); and without limiting the generality of the foregoing, each Party shall comply with, and shall take all necessary measures to ensure that its actions (or lack of action) do not result in non-compliance by the other Party, with the provisions of the Personal Information Protection and Electronic Documents Act (Canada) and any similar federal, state or provincial legislation, including the provisions relating to the collection, use, retention and disclosure of personal information.
[The next page is the signature page.]

     IN WITNESS WHEREOF, the Parties have caused this Shared Services Agreement to be signed by their duly authorized representatives.

TIM HORTONS INC.
By:
Paul D. House
Chief Executive Officer and President

WENDY’S INTERNATIONAL, INC.
By:
John T. Schuessler
Chief Executive Officer and President

SCHEDULE I
to
Shared Services Agreement
WENDY’S SERVICES

Billing Method
Service	(in U.S. dollars)	Description

Internal Audit	Customary Billing for third party costs (e.g., professional service providers) in accordance with established hourly rates, when available, incurred on behalf of Tim Hortons in line with service levels agreed at least quarterly.	Coordination of internal audit services, assistance with Sarbanes-Oxley compliance and oversight of Tim Hortons internal audit staff.

Variable Rate Billing — Percentage of department costs to be billed to Tim Hortons determined annually, based on anticipated support requirements (i.e., number of projects associated with Tim Hortons). Changes to estimated support requirements shall be reviewed at least quarterly.

Information Technology	Fixed Price Billing — for infrastructure costs (e.g., data center, network, etc.); Peoplesoft and other application software (including license, annual maintenance, upgrades, etc.)	Establishes and maintains information technology infrastructure (data center, network, communications, etc.), system applications and system operations and provides project support.

• Rate of $141,700 per month.

Customary Billing — for project management and delivery to the extent greater than 2004 and 2005 levels.

Accounts Payable	Fixed Price Billing	Includes preparation and distribution of vendor payments and expense reports.

• Rate of $700 per month.

• Rate subject to renegotiation if number of Tim Hortons U.S. company stores increases by 50 stores (to approximately 130) or decreases by 50 stores

Schedule I Page 1

Billing Method
Service	(in U.S. dollars)		Description
Payroll	Fixed Price Billing		Includes preparation and distribution of employee checks; and payment of payroll taxes, garnishment and other deductions to appropriate parties.

	• •	Rate of $800 per month. Rate subject to renegotiation if number of Tim Hortons U.S. company stores increases by 50 stores (to approximately 130) or decreases by 50 stores.

Real Estate	Fixed Price Billing		Includes administrate support (copying, plotting, etc.), energy purchases, site survey review, certain volume discount purchases for new stores and use of software for site selection.

	•	Rate of $9,100 per month.

	•	Rate subject to renegotiation if number of Tim Hortons U.S. company stores increases by 50 stores (to approximately 130) or decreases by 50 stores.

Tax	Customary Billing for third party costs incurred on behalf of Tim Hortons in line with customary practices (e.g., professional service providers). Amounts greater than $35,000 to be agreed in advance.		Includes preparation and filing of all U.S. federal, state, and local tax returns, reports and other required filings; preparation and filing of payroll tax returns; and preparation of personal property tax returns; coordination and management of
	Fixed Price Billing		tax audits and other similar proceedings;
and assistance with tax planning, tax
	•	Rate of $47,400 per month.	strategy and compliance with the Tax
Separation Agreement.

Cash Management	Fixed Price Billing		Includes cash management, electronic cash transfers and administration of bonds and letters of credit.

	•	Rate of $6,300 per month.

Employee Benefits	Customary Billing — based on specific cost identification and headcount allocation for Tim Hortons U.S. employees in line with customary practices. Amounts greater than $35,000 to be agreed in advance.		Includes administration of retirement and medical benefit plans for Tim Hortons’ US employees

Schedule I Page 2

Billing Method
Service	(in U.S. dollars)		Description
General Accounting and Financial Reporting Services	Fixed Price Billing		Includes miscellaneous accounting support and administrations of financial reporting systems.
	•	Rate of $12,300 per month.

SEC Reporting and Controller Services	Fixed Price Billing		Includes compliance for Securities and Exchange (“SEC”) filings, maintaining of accounting policies, preparation of consolidated financial statements; preparation of quarterly, annual, and other SEC reports; assistance with the preparation of annual report to stockholders; earnings release assistance; and preparation of ERISA reports.

	•	Rate of $15,000 per month.

Customary Billing — for third party costs in line with customary practices, except allocation of external audit fees paid by Wendy’s shall be limited to audit fees incurred for the separate Tim Hortons Inc. financial statements.

Fleet	Fixed Price Billing		Includes purchase and management of company vehicles.

	•	Rate of $2,000 per month.

Legal	Pass-Through Billing — for any third-party legal costs incurred specifically on behalf of Tim Hortons. Fixed Price Billing		Includes general legal advice from in-house legal staff; preparation and review of SEC filings and proxy materials; corporate governance; benefit plan design; and overseeing and managing legal policy and strategy regarding litigation and regulatory compliance.

	•	Rate of $76,000 per month.

Executive	Fixed Price Billing		Includes services of Wendy’s Chief Executive Officer and Chief Financial Officer.

	•	Rate of $210,000 per month

Investor Relations	Fixed Price Billing		Includes communications, meetings and conferences with various external parties including analysts, investors and others.

	•	Rate of $48,000 per month.

Human Resources	Fixed Price Billing		Includes compensation; benefit plan design and administration; ethics program administration; and training.

	• •	Rate of $50,000 per month. Rate subject to renegotiation if number of TH US company store employees increases by 200 (current count is 1,281).

Pass-Through Billing — for third party costs incurred specifically on behalf of Tim Hortons

Schedule I Page 3

Billing Method
Service	(in U.S. dollars)	Description
• Tim Hortons shall not be billed for services above and beyond current services (e.g. surveys or training, unless specifically authorized by Tim Hortons).

Restricted Stock Compensation	Pass-Through Billing — of costs associated with Tim Hortons employees participating in Wendy’s restricted stock compensation plan.	Including costs associated with Tim Hortons employees participating in Wendy’s restricted stock compensation plan.

Board Fees	Fixed Price Billing	Includes costs associated with Wendy’s outside directors and Board of Director and committee meetings.

• Rate of $20,000 per month.

Treasury	Fixed Price Billing	Includes establishing and maintaining bank credit lines; issuance of debt; assistance with rating agencies; assistance with mergers and acquisitions; and assistance with other related matters.

• Rate of $19,000 per month.

Other Costs (not included in above services)	Fixed Rate Billing — for Wendy’s headquarter overhead support	Includes reimbursement of costs related to headquarter building services, maintenance, travel, and other related supporting functions; use of corporate aircraft; and amounts paid on behalf of Tim Hortons.

• Rate of $50,000 per month.

Pass-Through Billing — for third party or Wendy’s costs incurred specifically on behalf of Tim Hortons.

Customary Billing — for other costs related to Tim Hortons operations.

Schedule I Page 4

SCHEDULE II
to
Shared Services Agreement
TIM HORTONS SERVICES

Billing Method
Service	(in Canadian. dollars)	Description
Tim Hortons property occupied by Wendy’s Canada headquarters and Peterborough store, less property taxes paid by Wendy’s for Tim Hortons in fixed rate billing	Rate of $11,200 (CDN) per month

Construction	$20,000 (CDN) per store for Wendy’s Restaurants of Canada (“WROC”) or the TimWen Combo Store Partnership (“TimWen”) plus disbursements: example, soils, engineering, development costs and inspections	Includes project management, sites visits, invoicing Sites to be mutually agreed upon

Finance
(a) accounts payable	$1,650 per month (CDN)	TDL’s accounts payable department processing construction related invoices for WROC and TimWen construction sites

(b) financial statements	$1,250 per month (CDN), amount to be billed to Gateway. Customary billing for special projects as agreed.	Finance group provides accounting services for Gateway including preparation of monthly financial statements, preparation of annual financial statements for filing with income tax returns

Tax	$6,400 per month (CDN) Customary billing for special projects as agreed	With respect to WROC, the Wendy’s Canadian Advertising Program and TimWen:
— — — — —	preparing and filing all income and sales tax returns
preparing quarterly income tax provisions as well as monthly accounts analysis for income tax accounts reviewing invoices to self assess PST as well as assess Regulation 105 withholding tax manage CRA income and sales tax audits
tax compliance of SERP of which 3 of WROC’s senior management are members

SERP Management Fee	$167 per month (CDN)	Administration of SERP

Schedule II Page 1

SCHEDULE III
to
Shared Services Agreement
WENDY’S INSURANCE POLICIES

Billing Method
Service	(in U.S. dollars)	Description
Risk Management
	A) Fixed Price Billing — for insurance coverage and program expenses for the U.S. business. Billing excludes workers compensation, general liability, property, crime and vehicle claims below the excess coverage amounts.	Includes negotiation and acquisition of numerous liability and property insurance policies and administration of general insurance claims.

• Rate of $29,600 per month, subject to adjustment for changes in premium costs.

B) Fixed Price Billing — for enterprise wide insurance premiums established on an enterprise basis, including (among other things) coverages for director and officer, errors and omissions and liability.

• Rate of $111,000 per month, subject to adjustment for changes in premium costs.

Schedule III Page 1